Exhibit 16.1
January 8, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01(a) of American Pacific Corporation Form 8-K dated January 8, 2010, and have the following comments:
1.	We agree with the statements made in the first sentence of the first paragraph, the second, third and fourth paragraphs, and the first sentence of the fifth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph, the second sentence of the fifth paragraph, and the sixth paragraph.
Yours truly,
/s/ Deloitte & Touche LLP